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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                                Commission File Number 000-26175

(Check One)

[ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q  [ ] Form N-SAR

                  For Period Ended:      March 31, 2000
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

           For the Transition Period Ended: ________________________

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| Read Instruction (on back page) Before Preparing Form. Please Print or Type | | Nothing in this form shall be construed to imply that the Commission has |
|                 verified any information contained herein.                   |
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                        PART I - REGISTRANT INFORMATION

                          DISCOVERY INVESTMENTS, INC.
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Full Name of Registrant

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Former Name if Applicable

                      23805 Stuart Ranch Road, Suite 220
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Address of Principal Executive Office (Street and Number)

                           Malibu, California 90265
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City, State and Zip Code

                       PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]   (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X]   (b)  The subject annual report, semi-annual report, transition report on
           Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
[ ]   (c)  The accountant's statement or other exhibit required by Rule
           12b-25(c) has been attached if applicable.


                             PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
                                               (Attach Extra Sheets if Needed)

The quarterly report of Discovery Investments, Inc. (the "Company") on Form 10-QSB could not be filed within the prescribed time period because the Company's quarterly financial statements were not completed and could not be completed within the prescribed time period without unreasonable effort or expense. The Company anticipates that its report on Form 10-QSB will be filed on or before the fifth calendar day following its prescribed due date.


                          PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

         /s/ Lance Jon Kimmel            (310)                  277-1226
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               (Name)                 (Area Code)         (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is
     no, identify report(s).                                [X] Yes [ ] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                               [ ] Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                          DISCOVERY INVESTMENTS, INC.
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date         May 12, 2000               By        /s/ JOHN D. CASTELLUCCI
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                                               John D. Castellucci, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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|                INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT                |
|         CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).         |
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             [Letterhead of Alschuler Grossman Stein & Kahan LLP]


                                              May 12, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

       Re:   Discovery Investments, Inc. (Commission File No. 000-26175)
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Ladies and Gentlemen:

       Transmitted herewith via EDGAR is Form 12b-25, Notification of Late Filing, to the Quarterly Report on Form 10-QSB for the above-captioned Registrant.

       If you have any questions regarding this filing, please contact the undersigned at (310) 277-1226 or by e-mail at lkimmel@agsk.com.
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                                                    Very truly yours,

                                                    /s/ Lance Jon Kimmel